Exhibit 99.1

Tuesday, May 31, 2005

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: John F. Perotti-Chairman and Chief Executive Officer
                   (860) 435-9801 x 1001

FOR IMMEDIATE RELEASE

Salisbury Bancorp, Inc. Announces Second Quarter Dividend

Lakeville, Connecticut, May 31, 2005/PRNewswire... The Board of Directors of Salisbury Bancorp, Inc. (AMEX:SAL), the holding company for Salisbury Bank and Trust Company declared a $.25 per common share quarterly cash dividend at their May 27, 2005 meeting. Dividends year to date for 2005 total $.50 per common share. This represents an increase of $.02 or 4.2% over the $.48 per share cash dividends paid during the same period in 2004. The quarterly cash dividend will be paid on July 29, 2005 to shareholders of record as of June 30, 2005.

Salisbury Bancorp's sole subsidiary, Salisbury Bank and Trust Company, is a community bank. The Company has assets in excess of $400 million and capital in excess of $40 million, which has served the communities of northwestern
Connecticut and proximate communities in New York and Massachusetts for approximately 150 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates full service branches in Canaan, Salisbury and Sharon, Connecticut and South Egremont and Sheffield, Massachusetts. The Bank offers a full complement of consumer and business banking products and services as well as trust services. Salisbury Bancorp, Inc.'s sole subsidiary,

Salisbury Bank and Trust Company, is a community bank. The Company has assets in excess of $396 million and continues to serve the communities of northwestern Connecticut and proximate communities in New York and Massachusetts which it has done for approximately 150 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates full service branches in Canaan, Salisbury and Sharon, Connecticut and South Egremont and Sheffield, Massachusetts. The Bank offers a full compliment of consumer and business banking products and services as well as trust services.